Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Financial Statements

December 31, 2012 and 2011

Report of Independent Registered Public Accounting Firm

To The Board of Directors and Shareholders

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Saint Michael, Minnesota

We have audited the accompanying balance sheets of Soul and Vibe Entertainment, Inc. (A Development Stage Company) as of December 31, 2012 and 2011, and the related statements of operations, shareholders' equity, and cash flows for the year ended December 31, 2012 and from inception on July 14, 2011 through December 31, 2011 and 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Soul and Vibe Entertainment, Inc. (A Development Stage Company) as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012 and from inception on July 14, 2011 through December 31, 2011 and 2012, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered recurring losses, used significant cash in support of its operating activities and, based upon current operating levels, requires additional capital or significant restructuring to sustain its operation for the foreseeable future. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of uncertainty.

HJ & Associates, LLC

Salt Lake City, Utah

April 9, 2013

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Balance Sheets

	December 31,
	2012	2011

ASSETS

Current Assets
Cash & Cash Equivalents	$375	$563
Prepaid Expenses	1,039	-

Total Current Assets	1,414	563

Other Assets
Deferred Offering Costs	-	3,640

Total Other Assets	-	3,640

Total Assets	$1,414	$4,203

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current Liabilities
Accounts Payable	$20,593	$259
Loan from Shareholder - Current Portion	39,500	25,500

Total Current Liabilities	60,093	25,759

Total Liabilities	60,093	25,759

Shareholder's Equity (Deficit)

Preferred Stock, $0.001 par value, 5,000,000 authorized, none issued	-	-

Common Stock, $0.001 par value, 95,000,000 authorized, 18,000,000 issued & outstanding	18,000	18,000
Additional Paid-in Capital	136,513	42,281
Accumulated Deficit	(213,192)	(81,837)

Total Shareholder's Equity (Deficit)	(58,679)	(21,556)

Total Liabilities & Shareholder's Equity (Deficit)	$1,414	$4,203

The accompanying notes are an integral part of these financial statements

2

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Statements of Operations

	For Year Ended December 31, 2012	From Inception July 14, 2011 through December 31, 2011	From Inception July 14, 2011 through December 31, 2012

Revenues	$-	$-	$-
Cost of Sales	-	-	-

Gross Profit	-	-	-

Operating Expenses
General & Administrative	25,271	6,315	31,586
Legal & Professional Expense	11,812	5,000	16,812
Marketing Expense	40	2,241	2,281
Rent or Lease Expense	9,000	4,500	13,500
Software Development Expense	-	26,000	26,000
Wage Expense	84,000	37,500	121,500

Total Operating Expenses	130,123	81,556	211,679

Operating Loss	(130,123)	(81,556)	(211,679)

Other Income (Expense)
Interest Expense	(1,232)	(281)	(1,513)

Total Other Income (Expense)	(1,232)	(281)	(1,513)

Loss before Taxes	(131,355)	(81,837)	(213,192)

Income Tax	-	-

Net Loss	$(131,355)	$(81,837)	$(213,192)

Loss per Share, Basic & Diluted	$(0.01)	$(0.00)
Weighted Average Shares Outstanding	18,000,000	16,994,003

The accompanying notes are an integral part of these financial statements

3

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Statements of Shareholder's Equity (Deficit)

			Additional
	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Beginning Balance	-	$-	$-	$-	$-
Common stock issued for cash (at par value)	18,000,000	18,000			18,000
Contributed Services - Officer			37,500		37,500
Contributed Rent - Officer			4,500		4,500
Contributed Interest - Related Party Note			281		281
Net Loss from inception 7/14/11 to 12/31/11				(81,837)	(81,837)

Balance at December 31, 2011	18,000,000	18,000	42,281	(81,837)	(21,556)

Contributed Services - Officer			84,000		84,000
Contributed Rent - Officer			9,000		9,000
Contributed Interest - Related Party Note			1,232		1,232
Net Loss for the year ended December 31, 2012				(131,355)	(131,355)

Balance at December 31, 2012	18,000,000	$18,000	$136,513	$(213,192)	$(58,679)

The accompanying notes are an integral part of these financial statements

4

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Statements of Cash Flows

	Year Ended December 31,	From Inception July 14 , 2011 to December 31,	From Inception July 14 , 2011 to December 31,
	2012	2011	2012

Cash Flows from Operating Activities
Net Loss	$(131,355)	$(81,837)	$(213,192)
Adjustments to reconcile net loss to net cash used in operation activities:
Contributed Services - Officer	84,000	37,500	121,500
Contributed Rent - Officer	9,000	4,500	13,500
Contributed Interest - Related Party	1,232	281	1,513
Changes in Operating Assets and Liabilites
Increase in Prepaid Expenses	(1,039)	-	(1,039)
Decrease in Intangibles	3,789	-	3,789
Increase in Accounts Payable	20,334	259	20,593

Net Cash Used in Operating Activities	(14,039)	(39,297)	(53,336)

Cash Flows from Investing Activities
Deferred Offering Costs	(149)	(3,640)	(3,789)

Net Cash Used in Investing Activities	(149)	(3,640)	(3,789)

Cash Flows from financing activities
Proceeds from Related Party Note	14,000	34,500	48,500
Payments on Related Party Note	-	(9,000)	(9,000)
Proceeds from Stock Issuance	-	18,000	18,000

Net Cash Provided by Financing Activities	14,000	43,500	57,500

Net Increase (Decrease) in Cash	(188)	563	375

Cash Balance at Beg of Period	563	-	-
Cash Balance at End of Period	$375	$563	$375

The accompanying notes are an integral part of these financial statements

5

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statement

1.	DESCRIPTION OF BUSINESS

The Company was incorporated under the laws of the State of Nevada on July 14, 2011.

The Company’s primary business focus and source of revenue is the development and publishing (sales) of video and computer game software for home consoles, personal computers, and mobile devices. The Company will primarily sell its products through digital distribution channels and, secondarily by working through strategic partners, at brick-and-mortar stores. The Company's products will be a mix of licensed brand and internally generated, wholly owned intellectual properties.

2.	BASIS OF PRESENTATION

The accompanying audited financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission and the information and footnotes required by generally accepted accounting principles for the presentation of financial information. In the opinion of management, the accompanying audited financial statements of the Company include all adjustments considered necessary to present fairly its financial position as of December 31, 2012.

Development Stage Company

The Company is a development stage company as defined by ASC 915-10-20. The Company is still devoting substantially all of its efforts on establishing the business. All losses, accumulated since inception, have been considered as part of the Company’s development stage activities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Capitalized Development Costs

The Company recognizes the cost of software development necessary to create, produce and prepare software assets to be capable of operating in accordance with the intended manner by management per ASC 985-20. Capitalized development costs totaled $0 as of December 31, 2012.

Accounts Payable & Accrued Expenses

Accounts payable and accrued expenses consisted in part of a related party liability which had a balance of $20,053 as of December 31, 2012

Loan from related parties

As of December 31, 2012, the Company had a loan payable to an officer of the Company in the amount of $39,500. This loan was established pursuant to an agreement dated July 14, 2011; an addendum to the agreement was executed on December 31, 2012. The loan is unsecured, is due on demand, and bears interest at 3.5% per annum.

6

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statement

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board (FASB) Topic ASC 740, "Income Taxes." We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. The Company currently has no deferred tax asset or liability for the period ending December 31, 2012 and therefore no allowance amount has been recognized.

Revenue Recognition

With the exception of pick-ups and select licensed-brand games, the Company will primarily digitally distribute its products through [an] online portal service(s). For digitally distributed products, the Company will recognize revenue at the “on demand” point of sale [by the customer] and a receivable will be logged. (For the purposes of digital distribution, customer is equivalent to end consumer). The portal service(s) will track product sales on a quarterly basis. Depending on the individual portal, between the end of the month and forty-five (45) days following the end of a quarter, the portal services will remit payment to the Company. Ownership of product is transferred to the customer with a no refund, no return policy, as set by the online portal service(s). For retail distributed products (pick-ups and select licensed-brand games), the Company will recognize revenue through traditional retail “sell-in” and “sell through”. A receivable is logged based on the “sell-through” reports from retailers and distributors. Based on the distributor, product sales are tracked on a quarterly basis. On average, between thirty (30) to forty-five (45) days following the end of a quarter, the distributor will remit payment to the Company. Ownership of product is transferred to the customer (end user) with a no refund, no return policy, as set by the individual retailers.

Impairment of Long-Lived Assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived asset, which includes deferred development costs, is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company recognized an impairment of $3,789 of long-lived assets as of December 31, 2012.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. There were no potentially dilutive shares outstanding as of December 31, 2012.

7

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statement

Recent Pronouncements

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-4, which amends the Fair Value Measurements Topic of the Accounting Standards Codification (ASC) to help achieve common fair value measurement and disclosure requirements in U.S. GAAP and IFRS.  ASU No. 2011-4 does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting.  The ASU is effective for interim and annual periods beginning after December 15, 2011. The Company will adopt the ASU when required.

In June 2011, the FASB issued ASU No. 2011-5, which amends the Comprehensive Income Topic of the ASC.  The ASU eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity, and instead requires consecutive presentation of the statement of net income and other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements.  ASU No. 2011-5 is effective for interim and annual periods beginning after December 15, 2011.  The Company will adopt the ASU when required.

In December 2011, the FASB issued ASU 2011-11, disclosures about offsetting assets and liabilities on the balance sheet.  This update requires disclosure of both gross and net information about both instruments and transactions eligible for offset in the balance sheet, and instruments and transactions subject to an agreement.  The requirements are effective for annual and interim periods beginning on or after January 1, 2013. The Company will adopt the ASU when required.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the Securities Exchange Commission (the "SEC") did not or are not believed by management to have a material impact on the Company's present or future financial statements.

3.	CAPITAL STOCK

There was no stock issued by the Company during the period ending December 31, 2012. The Company issued 18,000,000 shares of common stock at par value for an $18,000 capital investment by a related party in a previous period.

4.	RELATED PARTY TRANSACTIONS

An hourly contributed wage computation totaling $84,000 was expensed as of December 31, 2012 for a related party. The computation is based on a twelve-month period with 40 hours being worked per week at $7,000 per month.

The Company recognized a contributed office space expense of $9,000 as of December 31, 2012 for a related party. The computation is based on $750 per month for the twelve months of operation.

5.	COMMITMENTS AND CONTINGENCIES

a) License Agreement

In July 2012, the Company became an approved developer and publisher of games and games-related content for the Microsoft hardware platforms that include: Xbox 360, Xbox Live, Windows 8, and the Windows Phone.

In September 2012, the Company became an approved developer and publisher of games and games-related content for the Sony platforms that include: PlayStation3, PlayStation Network, and PlayStation Vita.

Effective September 2011, the Company entered into a license agreement with General Mills. (Duration: through December 31, 2015 with potential extensions). Under the terms of the agreement, the Company is able to develop and publish "Wheaties" branded video and computer games as well as games-related content based on General Mills breakfast cereal and food-product mascot intellectual properties ("IP"). A minimum guarantee of USD $30,000 is due to General Mills in installments of $10,000 each December 31, beginning in 2013 and ending in 2015. This minimum guarantee will be offset against the royalties earned by General Mills from the sale of the Company's "Wheaties" branded and General Mills IP associated games and games-related content.

8

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statement

6.	GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Through December 31, 2012, the Company had incurred cumulative losses of $213,192. In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to raise additional capital, obtain financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary, should the Company be unable to continue as a going concern.

Management has taken the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue as a going concern. Management devoted considerable effort during the period ended December 31, 2012, towards (i) obtaining additional equity financing and (ii) evaluation of its distribution and marketing methods.

Management requires $2.5M to $3M in capitalization in order to begin execution of its business plan and to continue operations. This capital will be utilized over a twelve-month period. The capitalization will cover the acquisition of pick-ups (depending on the value of the capitalization, also the development of a proprietary IP product) along with the release of the games as well as the marketing and PR expenses associated with bringing them to market on a variety of hardware platforms that include: video game consoles, mobiles devices and personal computers. The anticipated number of pick-ups is two. The capitalization will also cover general and administrative expenses, operational expenses and will allow the Company to secure premium full-time employees. The company is currently evaluating capitalization opportunities that are compatible with its growth plans and business model. Additional capitalization (beyond the identified $2.5m to $3M) will allow the Company to: pursue development of multiple projects and publish them in a “staggered” release, as per its current three year business plan.

7.	TAX NOTE

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for table temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax asset are reduces by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consist of the following components as of December 31, 2012 and 2011:

9

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statement

	2012	2011

Deferred tax assets:
NOL Carryover	$11,300	$11,100
R&D Credit Carryforward	-
Allowance for Doubtful Accounts	-
Related Party Accruals	-
Deferred tax liabilities
Depreciation	-

Valuation allowance	(11,300)	(11,100)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the years ended December 31, 2012 and 2011 due to the following:

Book Income	$(19,700)	$(12,300)
Depreciation	-
Meals & Entertainment	200
Contributed Services - Officers	14,100	6,300
Valuation allowance	5,400	6,000
	$-	$-

At December 31, 2012, the Company had net operating loss carryforwards of approximately $76,000 that may be offset against future taxable income from the year 2013 to 2032. No tax benefit has been reported in the December 31, 2012 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provision of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

8.	SUBSEQUENT EVENTS

Management has evaluated subsequent events pursuant to the requirement of ASC topic 855 and has determined that other than listed below, no material subsequent events exist.

An additional loan from shareholder (related party) was received on January 28, 2013 for $15,000.

On February 5, 2013, Soul and Vibe Interactive Inc. entered into a Share Exchange Agreement (the “Agreement”) by and among the Company, Soul and Vibe Entertainment, Inc., a Nevada corporation (“Soul”) and the sole shareholder of Soul (the “Shareholder”), all related parties. Pursuant to the Agreement, Soul became a wholly owned subsidiary of the Company (the “Exchange”). As consideration for the Exchange, the Shareholder exchanged an aggregate of 18,000,000 shares of common stock of Soul, constituting all shares of capital stock of Soul issued and outstanding (the “Soul Shares”) for an aggregate of 37,000,000 shares of the Company’s common stock (the “Common Stock”). The Agreement contains customary terms and conditions for a transaction of this type, including representations, warranties and covenants, as well as provisions describing the consideration exchanged, the process of exchanging the consideration and the effect of the Exchange.

The Exchange was deemed to be an acquisition of a related party entity in accordance with Accounting Standards Codification (“ASC”) 850, Business Combinations. As such, the Company did not recognize any step-up fair value basis in the assets or liabilities of Soul from the Exchange and were recorded in the consolidated financial statements at their historical carrying amounts.

10

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statement

On March 26, 2013, Soul and Vibe Interactive Inc. entered into an Exchange Agreement with Pauline Carson and BK Consulting. Pursuant to the Agreement, Soul and Vibe Interactive Inc. (the “Company”) exchanged all inventories from discontinued operations totaling $23,604 to Carson and BK in exchange for assuming the liability of payables totaling $63,066 from the Company and forgiving the Company of any liability for the notes and accounts payable.

11

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statement

Soul and Vibe Interactive, Inc. and Subsidiary
(A Development Stage Company)
Pro-Forma Consolidated Balance Sheets
(Unaudited)

	Soul and Vibe Entertainment, Inc.	Soul and Vibe Interactive Inc.			Soul and Vibe Interactive Inc. and Subsidiary

	December 31, 2012	December 31, 2012	Acquisition Entry	Consolidation Entry	December 31, 2012

ASSETS

Current Assets
Cash & Cash Equivalents	$375	$125			$500

Prepaid Expenses	1,039	-			1,039

Total Current Assets	1,414	125			1,539

Assets From Discontinued Operations	-	23,604	(23,604)		-

Total Assets	$1,414	$23,729			$1,539

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)

Current Liabilities

Accounts Payable	$20,593	$940	(940)		20,593

Loan from Shareholder - current portion	39,500	-			39,500

Accrued Interest		548	(548)		-

Accrued Interest, related party		3,098	(3,098)		-

Note Payable		15,074	(15,074)		-

Note Payable, related party		29,813	(29,813)		-

Liabilities from Discontinued Operations		11,193	(11,193)		-

Total Current Liabilities	60,093	60,666			60,093

Total Liabilities	60,093	60,666			60,093

Shareholder's Equity (Deficit)
Preferred Stock, $0.001 par value, 10,000,000 authorized, none issued	-	-			-
Common Stock, $0.001 par value, 300,000,000 authorized, 109,000,000 issued & outstanding	18,000	72,000	37,000	(18,000)	109,000

Additional Paid-in Capital	136,513	(54,000)	154,575	(136,513)	100,575

Accumulated Deficit	(213,192)	(54,937)			(268,129)

Total Shareholder's Equity (Deficit)	(58,679)	(36,937)			(58,554)

Total Liabilities & Shareholder's Equity (Deficit)	$1,414	$23,729	107,305	(154,513)	$1,539

12

Soul and Vibe Entertainment, Inc.

(A Development Stage Company)

Notes to Financial Statement

Soul and Vibe Interactive, Inc. and Subsidiary
(A Development Stage Company)
Pro-Forma Consolidated Income Statements
(Unaudited)

	Soul and Vibe Entertainment, Inc.	Soul and Vibe Interactive Inc.	Consolidated
	For Year Ended December 31, 2012	Ten Months Ended December 31, 2012	Ten Months Ended December 31, 2012
Revenues	$-	$-	$-

Cost of Sales	-	-	-

Gross Profit	-	-	-

Operating Expenses

General & Administrative	25,271	5,885	31,156

Legal & Professional Expense	11,812	7,400	19,212

Marketing Expense	40	-	40

Rent or Lease Expense	9,000	-	9,000

Wage Expense	84,000	-	84,000

Total Operating Expenses	130,123	13,285	143,408

Operating Loss	(130,123)	(13,285)	(143,408)

Other Income (Expense)

Interest Expense	(1,232)	(2,365)	(3,597)

Total other Income (Expense)	(1,232)	(2,365)	(3,597)

Net Loss before Taxes and Discontinued Operations	(131,355)	(15,650)	(147,005)

Income Tax	-	-	-

Loss From Discontinued Operations	-	(1,092)	(1,092)

Net Loss	$(131,355)	$(16,742)	(148,097)

13